UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

COLUMBIA PROPERTY TRUST, INC.
(Name of Registrant as Specified in Its Charter)

ARKHOUSE EQUITIES LLC

ARKHOUSE SECURITIES LLC

ARKHOUSE PARTNERS LLC

GAVRIEL KAHANE

AS8888 LLC

TSE 88 LLC

ALEX SAPIR

8F INVESTMENT PARTNERS PTE LTD.

STEPHANE M. FAROUZE

ISAAC BARBER

GABRIEL K. MARANS

ROBERT A. SPASS

LYNETTE TULKOFF

SHLOMO ZOHAR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Arkhouse Equities LLC (“Arkhouse Equities”), together with the other participants named herein (collectively, the “Investor Group”), have filed a preliminary proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominees at the upcoming 2021 annual meeting of stockholders of Columbia Property Trust, Inc., a Maryland corporation (the “Company”).

On March 19, 2021, a member of the Investor Group was quoted in the following article published by Barron’s:

Activists Bid on an Office REIT as Workers Head Back
Barron’s
By Carleton English
March 19, 2021

Activists are moving on urban office spaces.

A group of investors made an unsolicited bid for Columbia Property Trust (ticker: CXP), valuing the real-estate investment trust at $2.2 billion. Investors seemed skeptical. Columbia stock jumped 10% to $17.18 Thursday on the news, but shares remain below the offer of $19.50 cash per share.

The group, led by Arkhouse Partners, argues that Columbia’s stock has had years of “underperformance,” and that given the pandemic-related challenges offices are expected to face in the near term, the REIT would be better off in private hands. Arkhouse and crew also nominated six directors to Columbia’s nine-person board.

“What we’re offering shareholders is not just fair value for today but fair value for where offices are headed,” Arkhouse CEO Gavriel Kahane tells Barron’s.

Columbia noted the bid in a statement, but didn’t comment beyond it. Columbia has said it believes Arkhouse wants to “opportunistically acquire or force the sale of Columbia.”

In Manhattan, only 10% of office workers have returned to in-person work since the pandemic, and fewer than 50% are expected to return to offices full-time any time soon, according to reports. With many office REITs still trading below prepandemic levels, long-term real-estate-focused investors may see opportunity—even if they face resistance. Late last year, New York property REIT Paramount Group (PGRE) rejected a buyout bid.

Whether this group of investors can get its foot in the door remains to be seen.

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Arkhouse Equities LLC, together with the other participants named herein (collectively, the “Investor Group”), have filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2021 annual meeting of stockholders of Columbia Property Trust, Inc., a Maryland corporation (the “Company”).

THE INVESTOR GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Arkhouse Equities LLC (“Arkhouse Equities”), Arkhouse Securities LLC (“Arkhouse Securities”), Arkhouse Partners LLC (“Arkhouse Partners”), Gavriel Kahane, AS8888 LLC (“AS8888”), TSE 88 LLC (“TSE 88”), Alex Sapir, 8F Investment Partners Pte. Ltd. (“8F IP”), Stephane M. Farouze, Isaac Barber, Gabriel K. Marans, Robert A. Spass, Lynette Tulkoff, and Shlomo Zohar.

As of the date hereof, Arkhouse Equities directly owns 252,980 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Arkhouse Securities directly owns 628,176 shares of Common Stock. Arkhouse Partners, as the Manager of each of Arkhouse Equities and Arkhouse Securities, may be deemed the beneficial owner of the 881,156 shares of Common Stock owned in the aggregate by Arkhouse Equities and Arkhouse Securities. Mr. Kahane, as the Manager of Arkhouse Partners, may be deemed the beneficial owner of the 881,156 shares of Common Stock owned in the aggregate by Arkhouse Equities and Arkhouse Securities. As of the date hereof, TSE 88 LLC directly owns 1,431,676 shares of Common Stock. As of the date hereof, Mr. Sapir directly owns 1,384,055 shares of Common Stock, and as the Preliminary Executor of an estate which is sole member of TSE 88 LLC, may be deemed the beneficial owner of the 1,431,676 shares of Common Stock owned by TSE 88 LLC. As of the date hereof, Mr. Farouze directly owns 76,935 shares of Common Stock. As of the date hereof, Mr. Marans directly owns 6,900 shares of Common Stock. As of the date hereof, none of AS8888, 8F IP, Isaac Barber, Robert A. Spass, Lynette Tulkoff or Shlomo Zohar beneficially own any shares of Common Stock.